EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Renasant Corporation and any related prospectus of our report dated February 29, 2016 relating to our audit of the consolidated financial statements and internal control over financial reporting of Renasant Corporation included in the Annual Report on Form 10-K for the year ended December 31, 2015.

Memphis, Tennessee

August 10, 2016